Investor Contacts:  Rusty Cloutier
   President & CEO or
   Jim McLemore, CFA
   Sr. EVP & CFO
   337.237.8343

Media Contact:       Alex Calicchia
  Chief Marketing Officer
  337.593.3008

MidSouth Bancorp, Inc. Reports First Quarter 2011 Results
•	MidSouth announces proposed expansion into Dallas-Fort Worth market
•	Strong Capital Position with Total Risk Weighted Capital of 22.16%
•	Strong Deposit Mix and a Low Cost of Funds at 0.68%
•	FTE Net Interest Margin of 4.51% and NPAs/Total Assets of 1.70%
•	Diluted EPS $0.05 per common share versus $0.12 per common share YOY

LAFAYETTE, LA., April 26, 2011/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE Amex: MSL) today reported net earnings available to common shareholders of $442,000 for the first quarter of 2011, compared to net earnings available to common shareholders of $1.1 million reported for the first quarter of 2010 and $1.6 million in net earnings available to common shareholders for the fourth quarter of 2010.  Diluted earnings for the first quarter of 2011 were $0.05 per common share, compared to $0.12 per common share reported for the first quarter of 2010 and $0.16 per common share reported for the fourth quarter of 2010.

Balance Sheet

Total assets at March 31, 2011 were $1.0 billion, compared to $974.4 million at March 31, 2010 and $1.0 billion at December 31, 2010.  Total assets increased $24.5 million during the first quarter of 2011 due to deposit growth.  Deposits totaled $823.5 million as of March 31, 2011, compared to $770.4 million at March 31, 2010 and $800.8 million at December 31, 2010.
The growth in deposits over the three and twelve months ended March 31, 2011 reflected a strong mix of non-interest-bearing commercial deposits and both non-interest and interest-bearing consumer deposits.  Total loans were $574.3 million at March 31, 2011 compared to $576.3 million at March 31, 2010 and $580.8 million at December 31, 2010.

MidSouth’s leverage capital ratio was 13.88% at March 31, 2011 compared to 14.00% at December 31, 2010.  Tier 1 risk-weighted capital and total risk-weighted capital ratios were 21.10% and 22.16% at March 31, 2011, compared to 21.11% and 22.36% at December 31, 2010, respectively.  The Tier 1 common equity ratio at March 31, 2011 was 10.79% and tangible book value was $11.08 per common share for the same period.  Tangible common equity totaled $107.8 million at March 31, 2011, compared to $107.9 million at December 31, 2010.

C.R. “Rusty” Cloutier, President and Chief Executive Officer, commenting on loan activity noted, “We are encouraged by what we are hearing from customers regarding increased business activity in our markets and by a significant increase in loans we have approved for funding over the past 60 days.  Pending the approval of our Small Business Lending Fund (“SBLF”) application filed at the end of the first quarter, we will have an increased amount of capital to better serve our small business customers’ credit needs as they take advantage of business opportunities.  Funds from the SBLF will also be used to refinance our Series A Preferred Stock and potentially provide a significantly lower cost of capital.”

Asset Quality

Nonaccrual loans totaled $15.6 million as of March 31, 2011, compared to $20.4 million as of March 31, 2010 and $19.6 million as of December 31, 2010.  The decrease in nonaccruals year-over-year and in linked-quarter comparison resulted primarily from $2.8 million in charge-offs of specific reserves related to two commercial real estate loans and the sale of a $1.6 million commercial real estate note in the first quarter of 2011.  The two commercial real estate loans will be transferred to other real estate owned during the second or third quarter of 2011.

Allowance coverage for nonperforming loans was 42.53% at March 31, 2011, compared to 37.93% at March 31, 2010 and 44.81% at December 31, 2010.  Annualized net charge-offs were 2.59% of total loans for the first quarter of 2011 compared to 0.85% for the first quarter of 2010 and 0.72% for the fourth quarter of 2010.  The ALLL/total loans ratio was 1.18% for the quarter ended March 31, 2011, compared to 1.37% at March 31, 2010 and 1.52% at December 31, 2010.  The annualized net charge-offs/total loans ratio of 2.59% and the ALLL/total loans ratio of
1.18% at March 31, 2011 were both impacted by the $2.8 million in specific reserves charged-off during the first quarter of 2011.  Excluding charge-offs of specific reserves, net charge-offs for the first quarter of 2011 were $831,000 or 0.58% of total loans at March 31, 2011.

Loans past due 90 days or more and still accruing totaled $304,000 at March 31, 2011, a decrease of $204,000 from March 31, 2010 and an increase of $238,000 from December 31, 2010.  Total nonperforming assets to total assets were 1.70% at March 31, 2011, compared to 2.25% at March 31, 2010 and 2.09% at December 31, 2010.  Loans classified as troubled debt restructurings totaled $1.3 million at March 31, 2011.  One $711,000 loan was identified during the first quarter of 2011 as the borrower was granted a concession in payment terms to interest only for one year.  The remaining $626,000 in troubled debt restructurings consists of three loans, one of which totals $418,000 and is expected to return to performing status by the end of the second quarter of 2011.  Classified loans decreased $2.3 million, or 6.1% during the first quarter of 2011, from $38.0 million at December 31, 2010 to $35.7 million at March 31, 2011.

Mr. Cloutier, commenting on MidSouth’s asset quality, remarked, “We continue to be very focused on our action plans to resolve problem assets identified early on in the downturn.  During the first quarter, we continued to see a significant improvement in the level of classified and criticized assets.  While we took a couple of large charge-offs during the quarter, these were credits where we had previously identified the losses and set up specific reserves.  Of our remaining classified credits, there are a substantial number with either pending sales or with improving performance of the borrower.”

Earnings

First Quarter 2011 vs. First Quarter 2010 Earnings Comparison

First quarter 2011 net earnings available to common shareholders totaled $442,000 compared to $1.1 million for the same period of 2010.  Net earnings decreased due to a $611,000 decrease in non-interest income and a $450,000 increase in the provision for loan losses.  Non-interest income decreased primarily due to a $711,000 decrease in service charges on deposit accounts as a result of fewer insufficient funds transactions processed.  The decrease in service charges on deposit accounts was partially offset by a $92,000 increase in ATM/debit card income.  Provisions totaling $1.6 million were expensed in the first quarter 2011 primarily due to charge-offs for the first quarter of 2011 net of specific reserves, and an increase in the historical loss rates affecting the general reserve.

Net interest income increased $41,000 in prior year quarterly comparison due to a $592,000 decrease in interest expense on interest-bearing liabilities that offset a $551,000 decrease in interest income from earning assets.  Non-interest expense decreased $7,000 in quarterly comparison as decreases primarily consisting of $195,000 in occupancy expenses, $87,000 in salary and benefit costs and $79,000 in data processing expenses were offset by increases of $191,000 in expenses on other real estate owned and $132,000 in legal and professional fees.

First Quarter 2011 vs. Fourth Quarter 2010 Comparisons

In linked-quarter comparison, net earnings available to common shareholders decreased $1.1 million, due to a $730,000 increase in provision for loan losses, a $565,000 reduction in net interest income, and a $426,000 decrease in non-interest income.  The $565,000 reduction in net interest income included the affect of a $298,000 recovery of interest income on a $3.9 million commercial loan that was paid off in December 2010.  These decreases to pre-tax earnings were partially offset by a $535,000 reduction in income tax expense.

Net Interest Income Analysis

Fully taxable-equivalent (“FTE”) net interest income totaled $10.3 million for the quarters ended March 31, 2011 and 2010, respectively.  The FTE net interest income remained flat in prior year comparison as a $592,000 reduction in interest expense offset a $591,000 decrease in interest income on earning assets for the period.  Interest expense decreased due to a 38 basis point reduction in the average rate paid on interest-bearing liabilities, from 1.26% at March 31, 2010 to 0.88% at March 31, 2011.  Interest income on loans declined $323,000 due to a $6.5 million decrease in the average volume and a 15 basis point decrease in the average yield on loans in quarterly comparison.  Interest income on investments decreased $269,000 due to a 39 basis point decline in the average yield on investments and a $1.7 million decrease in the average volume.  Earning asset yields were further impacted by an increase in cash held overnight earning interest at a rate of 25 basis points or less.  As a result of these increases in volume and decreases in yield on earning assets and interest bearing liabilities, the FTE net interest margin decreased 23 basis points, from 4.74% for the first quarter of 2010 to 4.51% for the first quarter of 2011.

In linked-quarter comparison, FTE net interest income decreased $576,000, primarily due to a lower average yield on loans and a decrease in the average volume of loans.  Additionally, included in fourth quarter 2010 FTE net interest income is a $298,000 one-time recovery of interest income on a $3.9 million nonaccrual commercial loan that was paid off in December 2010.  The $298,000 recovery contributed 13 basis points to the FTE net interest margin for the fourth quarter of 2010.  Net of the recovery, the FTE margin would have decreased 6 basis points in linked-quarter comparison, from 4.57% for the fourth quarter of 2010 to 4.51% for the first quarter of 2011.  Inclusive of the $298,000 recovery, the FTE net interest margin decreased 19 basis points, from 4.70% at December 31, 2010 to 4.51% at March 31, 2011.

During March and April of 2011, MidSouth reduced excess liquidity through the purchase of approximately $84.8 million of US Agency mortgage-backed securities.  The purchases were comprised of approximately $58.7 million in 15 year fixed rate mortgage pass-through securities, and approximately $26.1 million in floating rate collateralized mortgage obligations, which are tied to 1-month LIBOR.  MidSouth expects the net annualized incremental increase to earnings in a flat rate environment to be approximately $1.4 million before taxes or an incremental yield improvement of approximately 2.12% on the incremental net purchases.

Mergers and Acquisition Activity

On April 4, 2011, MidSouth entered into an agreement with Jefferson Bank and First Bank & Trust Company to acquire five Jefferson Bank branches located in the Dallas-Fort Worth, Texas area.  As a part of the branch acquisition, we expect to acquire approximately $70 million in loans and to assume over $150 million in deposits.  The transaction is subject to regulatory approval, approval of the bankruptcy court in connection with the bankruptcy filing by the holding company for Jefferson Bank, and other customary closing conditions.  If approved, the acquisition is expected to be completed by July 30, 2011.

Cloutier, commenting on the transaction, noted “We are excited about adding the Dallas region to our footprint.  A Dallas native, Lynn Fowler is returning to his hometown and is committed to growing our franchise in that market.  As Regional President for the Central Texas market, Lynn brings 32 years of banking experience to our Dallas-Fort Worth customers.   In addition to the Jefferson Bank deal, we are diligently pursuing other M&A transactions that will leverage our strong capital base and back office support infrastructure and more importantly will produce significant earnings accretion and new growth opportunities.”

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana with assets of $1.0 billion as of March 31, 2011.  Through our wholly owned subsidiary, MidSouth Bank, N.A., we offer a full range of banking services to commercial and retail customers in south Louisiana and southeast Texas.  MidSouth Bank has 34 locations in Louisiana and Texas and more than 48 ATMs.

Forward-Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  These statements include, among others, statements regarding future results, approval of our SBLF application, improvements in classified and criticized assets, changes in the local and national economy, the work-out of nonaccrual loans, the competition of the Jefferson Bank branch acquisition and other potential acquisitions.  Actual results may differ materially from the results anticipated in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates and market prices that could affect the net interest margin, asset valuation, and expense levels; changes in local economic and business conditions, including, without limitation, changes related to the oil and gas industries, that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; the timing and ability to reach any agreement to restructure nonaccrual loans;  increased competition for deposits and loans which could affect compositions, rates and terms; failure to obtain approval of the SBLF application; failure to receive the necessary approvals for or otherwise satisfy the closing conditions for the Jefferson Bank acquisition; the timing and impact of future acquisitions, the success or failure of integrating operations, and the ability to capitalize on growth opportunities upon entering new markets; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverages, and changes in the U.S. Treasury’s Capital Purchase Program; and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 16, 2011 and in its other filings with the SEC.  MidSouth does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	For the Quarter Ended			For the Quarter Ended
	March 31,		%	December 31,	%
EARNINGS DATA	2011	2010	Change	2010	Change
Total interest income	$11,388	$11,939	-4.6%	$12,136	-6.2%
Total interest expense	1,447	2,039	-29.0%	1,630	-11.2%
Net interest income	9,941	9,900	0.4%	10,506	-5.4%
FTE net interest income	10,323	10,322	0.0%	10,899	-5.3%
Provision for loan losses	1,600	1,150	39.1%	870	83.9%
Non-interest income	3,030	3,641	-16.8%	3,456	-12.3%
Non-interest expense	10,727	10,734	-0.1%	10,798	-0.7%
Earnings before income taxes	644	1,657	-61.1%	2,294	-71.9%
Income tax benefit (expense)	97	(222)	-143.7%	(438)	-122.1%
Net earnings	741	1,435	-48.4%	1,856	-60.1%
Dividends on preferred stock	299	299	0.0%	300	-0.3%
Net earnings available to common shareholders	$442	$1,136	-61.1%	$1,556	-71.6%

PER COMMON SHARE DATA
Basic earnings per share	$0.05	$0.12	-58.3%	$0.16	-68.8%
Diluted earnings per share	0.05	0.12	-58.3%	0.16	-68.8%
Quarterly dividends per share	0.07	0.07	0.0%	0.07	0.0%
Book value at end of period	12.04	11.87	1.4%	12.05	-0.1%
Tangible book value at period end	11.08	10.90	1.7%	11.09	-0.1%
Market price at end of period	14.46	16.50	-12.4%	15.36	-5.9%
Shares outstanding at period end (1)	9,730,266	9,723,268	0.1%	9,730,266	0.0%
Weighted average shares outstanding
Basic	9,720,288	9,694,617	0.3%	9,712,600	0.08%
Diluted	9,735,779	9,720,055	0.2%	9,727,588	0.08%

AVERAGE BALANCE SHEET DATA
Total assets	$1,010,024	$969,292	4.2%	$1,004,098	0.6%
Loans and leases	572,980	579,464	-1.1%	588,004	-2.6%
Total deposits	805,033	765,612	5.1%	789,784	1.9%
Total common equity (1)	117,695	115,350	2.0%	118,301	-0.5%
Total tangible common equity	108,321	105,882	2.3%	108,906	-0.5%
Total equity	137,126	134,588	1.9%	137,687	-0.4%

SELECTED RATIOS	3/31/2011	3/31/2010		12/31/2010
Annualized return on average assets	0.18%	0.48%	-62.5%	0.61%	-70.5%
Annualized return on average tangible common equity	1.65%	4.35%	-62.1%	5.67%	-70.9%
Average loans to average deposits	71.17%	75.69%	-6.0%	74.45%	-4.4%
Taxable-equivalent net interest margin	4.51%	4.74%	-4.9%	4.70%	-4.0%
Leverage capital ratio (1)	13.88%	14.29%	-2.9%	14.00%	-0.9%

CREDIT QUALITY
Allowance for loan losses (ALLL) as a % of total loans	1.18%	1.37%	-13.9%	1.52%	-22.4%
Nonperforming assets to tangible equity + ALLL	13.01%	16.43%	-20.8%	15.37%	-15.4%
Nonperforming assets to total loans, other real estate
owned and other repossessed assets	3.03%	3.79%	-20.1%	3.59%	-15.6%
Annualized YTD net charge-offs to total loans	2.59%	0.85%	204.2%	0.72%	257.4%

(1) On December 22, 2009, the Company completed an underwritten capital offering of 2.7 million shares of common stock at $12.75 per share. On January 7, 2010, the underwriters of the offering exercised their overallotment option and the Company issued an additional 405,000 of common stock at $12.75.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

BALANCE SHEET	March 31,	March 31,	%	December 31,	September 30,
	2011	2010	Change	2010	2010
Assets
Cash and cash equivalents	$101,443	$56,895	78.3%	$91,907	$53,379
Securities available-for-sale	289,820	262,196	10.5%	263,809	274,291
Securities held-to-maturity	819	2,068	-60.4%	1,588	1,588
Total investment securities	290,639	264,264	10.0%	265,397	275,879
Time deposits held in banks	-	15,060	-100.0%	5,164	5,060
Other investments	5,059	4,899	3.3%	5,062	5,065
Total loans	574,254	576,250	-0.3%	580,812	598,311
Allowance for loan losses	(6,752)	(7,917)	-14.7%	(8,813)	(8,446)
Loans, net	567,502	568,333	-0.1%	571,999	589,865
Premises and equipment	36,425	37,955	-4.0%	36,592	36,814
Goodwill and other intangibles	9,365	9,457	-1.0%	9,386	9,406
Other assets	16,366	17,548	-6.7%	16,832	17,361
Total assets	$1,026,799	$974,411	5.4%	$1,002,339	$992,829

Liabilities and Shareholders' Equity
Non-interest bearing deposits	$208,758	$175,861	18.7%	$199,460	$195,496
Interest-bearing deposits	614,770	594,586	3.4%	601,312	584,110
Total deposits	823,528	770,447	6.9%	800,772	779,606
Securities sold under agreements to
repurchase and other short term
borrowings	45,725	48,146	-5.0%	43,826	53,091
Junior subordinated debentures	15,465	15,465	0.0%	15,465	15,465
Other liabilities	5,482	5,634	-2.7%	5,623	6,970
Total liabilities	890,200	839,692	6.0%	865,686	855,132
Total shareholders' equity (1)	136,599	134,719	1.4%	136,653	137,697
Total liabilities and shareholders' equity	$1,026,799	$974,411	5.4%	$1,002,339	$992,829

(1) On December 22, 2009, the Company completed an underwritten capital offering of 2.7 million shares of common stock at $12.75 per share. On January 7, 2010, the underwriters of the offering exercised their overallotment option and the Company issued an additional 405,000 shares of common stock at $12.75.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Three Months Ended
EARNINGS STATEMENT	March 31,		%
	2011	2010	Change

Interest income	$11,388	$11,939	-4.6%
Interest expense	1,447	2,039	-29.0%
Net interest income	9,941	9,900	0.4%
Provision for loan losses	1,600	1,150	39.1%
Service charges on deposit accounts	1,737	2,448	-29.0%
Other charges and fees	1,293	1,193	8.4%
Total non-interest income	3,030	3,641	-16.8%
Salaries and employee benefits	5,163	5,250	-1.7%
Occupancy expense	2,053	2,248	-8.7%
FDIC premiums	311	315	-1.3%
Other non-interest expense	3,200	2,921	9.6%
Total non-interest expense	10,727	10,734	-0.1%
Earnings before income taxes	644	1,657	-61.1%
Income tax benefit (expense)	97	(222)	-143.7%
Net earnings	741	1,435	-48.4%
Dividends on preferred stock	299	299	0.0%
Net earnings available to common shareholders	$442	$1,136	-61.1%

Earnings per common share, diluted	$0.05	$0.12	-58.3%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

EARNINGS STATEMENT	First	Fourth	Third	Second	First
QUARTERLY TRENDS	Quarter	Quarter	Quarter	Quarter	Quarter
	2011	2010	2010	2010	2010
Interest income	$11,388	$12,136	$12,120	$11,929	$11,939
Interest expense	1,447	1,630	1,821	1,905	2,039
Net interest income	9,941	10,506	10,299	10,024	9,900
Provision for loan losses	1,600	870	1,500	1,500	1,150
Net interest income after provision for loan loss	8,341	9,636	8,799	8,524	8,750
Total non-interest income	3,030	3,456	3,736	4,024	3,641
Total non-interest expense	10,727	10,798	11,117	11,169	10,734
Earnings before income taxes	644	2,294	1,418	1,379	1,657
Income tax benefit (expense)	97	(438)	(179)	(129)	(222)
Net earnings	741	1,856	1,239	1,250	1,435
Dividends on preferred stock	299	300	300	299	299
Net earnings available to common shareholders	$442	$1,556	$939	$951	$1,136

Earnings per common share, diluted	$0.05	$0.16	$0.09	$0.10	$0.12

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

COMPOSITION OF LOANS	March 31,	March 31,	%	December 31,	September 30,
	2011	2010	Change	2010	2010

Commercial, financial, and agricultural	$175,148	$187,753	-6.7%	$177,598	$194,729
Lease financing receivable	4,565	6,398	-28.6%	4,748	5,192
Real estate - construction	47,481	39,258	20.9%	54,164	47,407
Real estate - commercial	217,906	192,162	13.4%	208,764	208,491
Real estate - residential	69,800	76,139	-8.3%	72,460	74,820
Installment loans to individuals	58,799	72,211	-18.6%	62,272	66,544
Other	555	2,329	-76.2%	806	1,128

Total loans	$574,254	$576,250	-0.3%	$580,812	$598,311

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

ASSET QUALITY DATA	March 31,	March 31,	%	December 31,	September 30,
	2011	2010	Change	2010	2010

Nonaccrual loans	$15,570	$20,362	-23.5%	$19,603	$23,569
Loans past due 90 days and over	304	508	-40.2%	66	624
Total nonperforming loans	15,874	20,870	-23.9%	19,669	24,193
Other real estate owned	1,528	927	64.8%	1,206	1,401
Other repossessed assets	26	81	-67.9%	36	55
Total nonperforming assets	$17,428	$21,878	-20.3%	$20,911	$25,649

Troubled debt restructurings	$1,337	$-	100.0%	$653	$661

Nonperforming assets to total assets	1.70%	2.25%	-24.4%	2.09%	2.58%
Nonperforming assets to total loans +
OREO + other repossessed assets	3.03%	3.79%	-20.1%	3.59%	4.28%
ALLL to nonperforming loans	42.53%	37.93%	12.1%	44.81%	34.91%
ALLL to total loans	1.18%	1.37%	-13.9%	1.52%	1.41%

Year-to-date charge-offs	$3,747	$1,281	192.5%	$4,456	$3,908
Year-to-date recoveries	86	53	62.3%	254	209
Year-to-date net charge-offs	$3,661	$1,228	198.1%	$4,202	$3,699
Annualized YTD net charge-offs to total loans	2.59%	0.85%	204.2%	0.72%	0.83%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

YIELD ANALYSIS	Three Months Ended			Three Months Ended
	March 31, 2011			March 31, 2010

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$160,067	$867	2.17%	$152,215	$1,000	2.63%
Tax-exempt securities	102,145	1,311	5.13%	111,746	1,447	5.18%
Total investment securities	262,212	2,178	3.32%	263,961	2,447	3.71%
Federal funds sold	5,267	3	0.23%	261	-	-
Time and interest bearing deposits in
other banks	82,573	75	0.36%	34,639	80	0.94%
Other investments	5,060	38	3.00%	4,900	35	2.86%
Loans	572,980	9,476	6.71%	579,464	9,799	6.86%
Total interest earning assets	928,092	11,770	5.14%	883,225	12,361	5.68%
Non-interest earning assets	81,932			86,067
Total assets	$1,010,024			$969,292

Interest-bearing liabilities:
Deposits	$602,954	$1,008	0.68%	$595,613	$1,567	1.07%
Repurchase agreements	46,211	197	1.71%	44,001	226	2.05%
Federal funds purchased	-	-	-	987	2	0.81%
Other borrowings	-	-	-	2,766	3	0.44%
Junior subordinated debentures	15,465	242	6.26%	15,465	241	6.23%
Total interest-bearing liabilities	664,630	1,447	0.88%	658,832	2,039	1.26%
Non-interest bearing liabilities	208,268			175,872
Shareholders' equity	137,126			134,588
Total liabilities and shareholders'
equity	$1,010,024			$969,292

Net interest income (TE) and margin		$10,323	4.51%		$10,322	4.74%

Net interest spread			4.26%			4.42%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in thousands except per share data)

	For the Quarter Ended
	March 31,	March 31,	December 31,
Per Common Share Data	2011	2010	2010

Book value per common share	$12.04	$11.87	$12.05
Effect of intangible assets per share	0.96	0.97	0.96
Tangible book value per common share	$11.08	$10.90	$11.09

Average Balance Sheet Data

Total equity	$137,126	$134,588	$137,687
Preferred equity	19,431	19,238	19,386
Total common equity	$117,695	$115,350	$118,301
Intangible assets	9,374	9,468	9,395
Tangible common equity	$108,321	$105,882	$108,906

    Certain financial information included in the earnings release and the associated Condensed Consolidated Financial Information (unaudited) is determined by methods other than in accordance with GAAP. The non-GAAP financial measure above is calculated by using "tangible common equity," which is defined as total common equity reduced by intangible assets. "Tangible book value per common share" is defined as tangible common equity divided by total common shares outstanding.

    We use non-GAAP measures because we believe they are useful for evaluating our financial condition and performance over periods of time, as well as in managing and evaluating our business and in discussions about our performance. We also believe these non-GAAP financial measures provide users of our financial information with a meaningful measure for assessing our financial condition as well as comparison to financial results for prior periods. These results should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that other companies may use.